As filed with the Securities and Exchange Commission on June 7, 2023.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ADVANCE AUTO PARTS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	54-2049910
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

4200 Six Forks Road, Raleigh, North Carolina 27609

(Address of Principal Executive Office)( Zip Code)

Advance Auto Parts, Inc. 2023 Omnibus Incentive Compensation Plan

(Full title of the plan)

Tammy M. Finley

Advance Auto Parts, Inc.

4200 Six Forks Road

Raleigh, North Carolina 27609

(Name and address of agent for service)

(540) 362-4911

(Telephone Number, including area code, for agent for service)

Copy to:

John Beckman

Hogan Lovells US LLP

Columbia Square

555 Thirteenth Street, N.W.

Washington, DC 20002

Telephone: (202) 637 5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

EXPLANATORY STATEMENT

On February 22, 2023, the Board of Directors of Advance Auto Parts, Inc. (the “Registrant”) approved the Advance Auto Parts, Inc. 2023 Omnibus Incentive Compensation Plan (the “Omnibus Plan”) subject to the approval of the Registrant’s stockholders. On May 24, 2023, the Registrant’s stockholders approved the Omnibus Plan. This registration statement (this “Registration Statement”) is being filed in order to register the 2,750,000 shares of common stock, par value $0.0001, of the Registrant (“Common Stock”), that may be offered or sold to participants under the Omnibus Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 will be sent or given to participants in the Omnibus Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents, which include the statement of availability required by Item 2 of Part I of Form S-8, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference into this Registration Statement:

(a)

The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Commission on February 28, 2023 (including the portions of our definitive proxy statement for our 2023 annual meeting of stockholders, originally filed on April 7, 2023 and supplemented and amended on April 18, 2023, incorporated by reference therein);

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended April 22, 2023, filed with the Commission on June 6, 2023;

(c)

The Registrant’s Current Reports filed with the Commission on February  28, 2023 (solely with respect to the information filed pursuant to Item 5.02), March 7, 2023, March  9, 2023, April  13, 2023 and May 31, 2023 (solely with respect to the information filed pursuant to Item 5.07); and

(d)	The description of the Registrant’s Common Stock contained in the Registrant’s Annual Report on Form 10-K filed with the Commission on February 18, 2020.

In addition, all documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this Registration Statement, a report furnished under either Item 2.02 or Item 7.01 (and not filed) on any Current Report on Form 8-K or Form 8-K/A shall not be incorporated by reference into, or otherwise included in, this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. To the extent that any proxy statement is incorporated by reference herein, such incorporation shall not include any information contained in such proxy statement which is not, pursuant to the Commission’s rules, deemed to be “filed” with the Commission or subject to the liabilities of Section 18 of the Exchange Act.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation has the power to eliminate or limit the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director or officer, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), (iv) for any transaction from which a director derived an improper personal benefit; or (v) for any officer in any action by or in the right of the corporation.

Section 145 of the DGCL provides that a corporation may indemnify any person, who is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, for criminal proceedings, had no reasonable cause to believe was unlawful. A Delaware corporation may indemnify officers and directors against expenses (including attorneys’ fees) actually and reasonably incurred by the person in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where a present or former director or officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

Article VIII of the Registrant’s Certificate of Incorporation provides that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Registrant, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Registrant for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

In addition, the Registrant’s bylaws provide that it will pay the expenses (including attorneys’ fees and expenses) incurred by a director or officer, or former director or officer, in defending, investigating, preparing to defend or being or preparing to be a witness in, a threatened or pending action, suit, proceeding or claim against such director or officer, whether civil or criminal, in advance of the final disposition of such action, suit, proceeding or claim if the Registrant receives a request therefore and an undertaking by or on behalf of such director or officer to repay such amounts if it ultimately is determined that he or she is not entitled to indemnification by us.

In addition, the Registrant has entered into customary indemnity agreements with each of its directors.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Exhibit Description

3.1	Restated Certificate of Incorporation of Advance Auto Parts, Inc. (as amended effective as of May 24, 2017) (incorporated by reference to the same numbered exhibit to Form 10-Q filed by the Registrant with the Commission on August 14, 2018).

3.2	Amended and Restated Bylaws of Advance Auto Parts, Inc. (effective August 12, 2020) (incorporated by reference to the same numbered exhibit to Form 10-Q filed with the Commission on August 18, 2020).

4.1	Advance Auto Parts, Inc. 2023 Omnibus Incentive Compensation Plan (incorporated by reference to Appendix A to the Definitive Proxy Statement on Schedule 14A filed with the Commission on April 7, 2023).

5.1	Opinion of Hogan Lovells US LLP as to the legality of the securities being registered (filed herewith).

23.1	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP (filed herewith).

24.1	Power of Attorney (included in signature page to Registration Statement).

107	Filing Fee Table.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement;

Provided however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on 7 June, 2023.

ADVANCE AUTO PARTS, INC.
By:	/s/ THOMAS R. GRECO
Name:	Thomas R. Greco
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Amanda L. Keister as his or her true and lawful attorney-in-fact, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorney-in-fact and agent with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following in the capacities and on the date indicated:

Signature	Title	Date

/s/ THOMAS R. GRECO Thomas R. Greco	President, Chief Executive Officer and Director (Principal Executive Officer)	June 7, 2023

/s/ JEFFREY W. SHEPHERD Jeffrey W. Shepherd	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 7, 2023

/s/ WILLIAM J. PELLICCIOTTI JR. William J. Pellicciotti Jr.	Senior Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	June 7, 2023

/s/ EUGENE I. LEE, JR. Eugene I. Lee, Jr.	Chairman and Director	June 7, 2023

/s/ CARLA J. BAILO Carla J. Bailo	Director	June 7, 2023

/s/ JOHN F. FERRARO John F. Ferraro	Director	June 7, 2023

/s/ JOAN M. HILSON Joan M. Hilson	Director	June 7, 2023

/s/ DOUGLAS A. PERTZ Douglas A. Pertz	Director	June 7, 2023

/s/ ARTHUR L. VALDEZ JR. Arthur L. Valdez Jr.	Director	June 7, 2023